Report of Independent Accountants

To the Shareholders and Board of Trustees of Alpine Equity Trust

In our opinion, the accompanying statement of assets and liabilities, including the portfolio of investments, and related statements of operations, of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Alpine
International Real Estate Equity Fund of the
Alpine Equity Trust, at October 31, 1998, the results of its operations for the year then ended, the changes in its net assets for the years presented and the financial highlights for each of the periods presented, in conformity with generally accepted accounting principles.
These financial statements and financial highlights
(hereafter referred to as "financial statements") are the responsibility of the Alpine Equity Trust's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of securities at
October 31, 1998 by correspondence with the custodian and brokers, provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP

December XX, 1998
Columbus, Ohio